EXIBIT 99.1
For Immediate Release



BRIAN BOBERICK NAMED CHIEF FINANCIAL OFFICER
OF SCOTT'S LIQUID GOLD-INC.

       DENVER, Colorado (February 25, 2009) -- Scott's Liquid Gold-Inc. (OTCBB: SLGD), which develops, manufactures and markets household and skin care products, announced today that the Board of Directors of the Company has elected Brian Boberick as the Treasurer and Chief Financial Officer of the Company, effective February 24, 2009.

       Mark E. Goldstein, President and Chief Executive Officer, noted:
"Having been associated with Scott's Liquid Gold for more than eight years, Brian brings an invaluable depth of experience and knowledge for this position. He is also ready to apply his skills and knowledge in making improvements to our finance department. I am delighted to have Brian receive this promotion."

       Mr. Boberick, 53, a certified public accountant, was formerly Controller/Credit Manager of the Company since October 2000. He has been involved, among other things, in the Company's daily operations of the finance department, preparation of annual and quarterly reports to the Securities and Exchange Commission, and the Company's relationships with lenders and others. Prior to joining Scott's Liquid Gold-Inc., Mr. Boberick was a controller at a sports marketing company, held finance positions at two other companies and was a senior auditor at an accounting firm.

Scott's Liquid Gold-Inc.'s products, include Scott's Liquid Gold wood cleaners/preservatives, Scott's Liquid Gold Mold Control 500, Touch of Scent air fresheners, Alpha Hydrox skin care products, and Neoteric Diabetic Skin Care products. Scott's Liquid Gold-Inc. also distributes skin care and other sachets of Montagne Jeunesse, Davinci and Moosehead men's grooming products, and bath, body and hair care products from Baylis & Harding. The Company is headquartered in Denver, Colorado, and its common stock trades on the OTC Bulletin Board under the symbol "SLGD".

Additional information on Scott's Liquid Gold-Inc. and its products can be accessed on the World Wide Web: www.scottsliquidgold.com, www.alphahydrox.com, www.touchofscent.com, and www.neotericdiabetic.com.

This press release may contain "forward-looking" statements within the meaning of U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the Company's performance inherently involve risks and uncertainties that could cause actual results to differ from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of each of our significant products in the marketplace; the degree of success of any new product or product line introduction by us; uncertainty of consumer acceptance of the new Alpha Hydrox products introduced in 2005 and 2007, and Mold Control and wood wash products; competitive factors; any decrease in distribution of (i.e., retail stores carrying) our significant products; continuation of our distributorship agreement with Montagne Jeunesse; the need for effective advertising of our products; limited resources available for such advertising; new competitive products and/or technological changes; dependence upon third party vendors and upon sales to major customers; changes in the regulation of our products, including applicable environmental regulations; continuing losses which could affect our liquidity; the loss of any executive officer; and other risks discussed in this release and in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:
Brian Boberick at (303) 373-4860